Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan, the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan, the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan, and the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan of Sensata Technologies Holding N.V., of our report dated February 12, 2010, with respect to the consolidated financial statements of Sensata Technologies Holding N.V., included in its Prospectus (Form 424(b)(4)), dated March 10, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts

April 28, 2010